FS Investment Corporation II 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC II Reports Fourth Quarter and Full Year 2016 Financial Results

PHILADELPHIA, PA, March 15, 2017 – FS Investment Corporation II (FSIC II), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter and full year ended December 31, 2016. FSIC II will hold a conference call to discuss these results at 11:00 a.m. Eastern Time on Thursday, March 16, 2017. Information for those interested in participating in the call can be found below.

Financial Highlights for the Quarter Ended December 31, 20161

•	Net investment income of $0.20 per share, unchanged from the quarter ended December 31, 2015.
•	Net increase (decrease) in net assets resulting from operations of $0.29 per share, compared to $(0.36) per share for the quarter ended December 31, 2015.
•	Paid regular cash distributions to stockholders totaling approximately $0.19 per share.

Financial Highlights for the Year Ended December 31, 20161

•	Net investment income of $0.79 per share, compared to $0.92 per share for the year ended December 31, 2015.
•	Net increase (decrease) in net assets resulting from operations of $1.29 per share, compared to $(0.19) per share for the year ended December 31, 2015.
•	Paid regular cash distributions to stockholders totaling approximately $0.75 per share.

Portfolio Highlights

•	As of December 31, 2016, the fair value of FSIC II’s investment portfolio was approximately $4.5 billion.
•	Committed approximately $570 million and $1.2 billion to direct originations during the quarter and year ended December 31, 2016, respectively, of which 95% and 90% were in senior secured debt (first and second lien senior secured loans and senior secured bonds), respectively.
•	FSIC II’s portfolio consisted of investments in 138 portfolio companies as of December 31, 2016.
•	Core investment strategies represented 94% of the portfolio by fair value as of December 31, 2016, including 81% in direct originations and 13% in opportunistic investments. Broadly syndicated/other investments represented 6% of the portfolio by fair value as of December 31, 2016.[2]
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 10.1% as of December 31, 2016, compared to 9.9% as of September 30, 2016.[3]
•	One investment was on non-accrual as of December 31, 2016, representing less than 0.1% of the investment portfolio based on fair value.[4]

Annual Stockholder Conference Call

FSIC II will host its annual stockholder conference call at 11:00 a.m. (Eastern Time) on Thursday, March 16, 2017, to discuss its fourth quarter and full year 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 71190604 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSIC II’s web page at www.fsinvestments.com.

About FSIC II

FSIC II is a publicly registered, non-traded BDC sponsored by FS Investments. FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is advised by FSIC II Advisor, LLC, an affiliate of FS Investments, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $93.3 billion in assets under management as of December 31, 2016, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestments.com.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth through funds managed in partnership with top institutional investment advisers. It focuses on setting industry standards for investor protection, education and transparency.

FS Investments was founded in 2007 as Franklin Square Capital Partners. It is headquartered in Philadelphia with offices in Orlando and Washington, DC. The firm currently manages six funds with over $19 billion in assets under management as of December 31, 2016. Its affiliated broker-dealer, FS Investment Solutions, LLC (member FINRA/SIPC) distributes its offerings.

Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC II’s annual report on Form 10-K for the year ended December 31, 2016, which FSIC II filed with the U.S. Securities and Exchange Commission (SEC) on March 15, 2017, as well as FSIC II’s other reports filed with the SEC. A copy of FSIC II’s annual report on Form 10-K for the year ended December 31, 2016 and FSIC II’s other reports filed with the SEC can be found under FSIC II’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures in this announcement may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC II’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC II’s distributions for a full year. FSIC II intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC II’s shares of common stock is subject to the sole discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC II may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC II has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC II will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC II. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC II’s SEC filings and other public announcements that FSIC II may make, by press release or otherwise, from time to time. FSIC II undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC II, or information about the market, as indicative of FSIC II’s future results.

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1 The per share data was derived by using the weighted average shares of FSIC II’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 See FSIC II’s annual report on Form 10-K for the year ended December 31, 2016 for a description of FSIC II’s investment strategies.

3 Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on the income-producing assets in FSIC II’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.

4 Interest income is recorded on an accrual basis. See FSIC II’s annual report on Form 10-K for the year ended December 31, 2016 for a description of FSIC II’s revenue recognition policy.